October 31, 2022

Sonoco Reports Strong Third Quarter 2022 Results
Company Increases Full-Year 2022 Earnings Guidance

Hartsville, S.C., U.S. - Sonoco Products Company ("Sonoco" or the "Company") (NYSE: SON), one of the largest sustainable global packaging companies, today reported financial results for its third quarter ended October 2, 2022.
Third Quarter 2022 Highlights
•Third-quarter results exceeded the high end of guidance
•Announced the Skjern Paper acquisition to expand production capacity in Europe
•Launched state-of-the-art uncoated recycled paperboard (URB) #10 machine in the Hartsville Mill Complex
•Released updated Corporate Responsibility Report highlighting commitments to ESG initiatives
•Continued progress on strategic priorities which are expected to benefit financial results in 2023 and beyond

Third Quarter 2022 Consolidated Financial Results
(Dollars in millions except per share data)

	Three Months Ended
GAAP Results	October 2, 2022	October 3, 2021	Change

Net sales	$1,890	$1,415	34%
Operating profit	$182	$127	44%
Net income attributable to Sonoco	$122	$111	10%
EPS (diluted)	$1.24	$1.12	11%

	Three Months Ended
Non-GAAP Results(1)	October 2, 2022	October 3, 2021	Change

Base operating profit	$225	$135	67%
Base net income attributable to Sonoco ("base earnings")	$158	$100	58%
Base EPS (diluted)	$1.60	$1.00	60%

(1)See the Company's definitions of non-GAAP financial measures, explanations as to why they are used, and reconciliations to the most directly comparable GAAP financial measures later in this release.

•Net sales increased 34% year-over-year to $1.9 billion from strategic pricing performance and continued strong results from the Sonoco Metal Packaging ("Metal Packaging") acquisition. These increases were partially offset by lower industrial volumes and the impact of foreign currency exchange.
•GAAP operating profit and base operating profit increased year-over-year from strategic pricing benefits and acquisitions.
•The third-quarter 2022 effective tax rates on GAAP and base earnings were 23.7% and 23.1%, respectively, compared with 2.3% and 18.8%, respectively, in the prior year’s quarter. The increase in the GAAP effective tax rate was primarily due to the absence of a third-quarter 2021 benefit received in association with the
-more-

amendment of the Company’s 2017 tax return filed to report an increased utilization of its foreign tax credits. The higher base tax rate is largely attributable to the 2022 absence of a release of uncertain tax position reserves upon expiration of the statute of limitations that occurred in the third-quarter of 2021.
•GAAP net income and base net income increased from strong operating performance, partially offset by higher interest expense related to the financing of the Metal Packaging acquisition.
•Diluted GAAP and base EPS increased 11% and 60%, respectively, from the same period last year.

Howard Coker, President and CEO of Sonoco, said, "We delivered another strong quarter of results from stable consumer demand and improving supply conditions, while executing a number of activities critical to our future. We are delighted that we have successfully completed the initial start-up of our advanced #10 URB machine in the Hartsville Mill Complex which will improve our paper making efficiency. In parallel, we are expanding paper production capability with the planned acquisition of Skjern Paper in Denmark to support growing demand for sustainable paper-based packaging in Europe. Overall, I am pleased with our team's performance through the quarter while successfully meeting the demand requirements of our customers."

Third Quarter 2022 Segment Results
(dollars in millions except per share data)

Sonoco reports its financial results in two reportable segments: Consumer Packaging ("Consumer") and Industrial Paper Packaging ("Industrial"), with all remaining businesses reported as All Other.

As previously disclosed, starting in 2022, the Company excludes amortization expense on acquisition intangibles in determining segment and All Other operating results. Prior period results have been restated to conform to the current-year presentation.

	Three Months Ended
Consumer Packaging	October 2, 2022	October 3, 2021	Change

Net sales	$1,031	$599	72%
Segment operating profit	$128	$66	93%
Segment operating profit margin	12%	11%

•Consumer segment net sales increased 72% year-over-year primarily from the Metal Packaging acquisition and strong strategic pricing performance. Positive volume/mix growth in the segment was driven by global rigid paper containers and flexibles, while the stronger dollar partially offset top line growth.
•Consumer segment operating profit increased 93% to $128 million and operating profit margin improved slightly year-over-year primarily from the Metal Packaging acquisition and strategic pricing actions, as well as positive volume/mix and productivity.

	Three Months Ended
Industrial Paper Packaging	October 2, 2022	October 3, 2021	Change

Net sales	$661	$635	4%
Segment operating profit	$82	$55	48%
Segment operating profit margin	12%	9%

•Industrial segment net sales increased 4% from strong strategic pricing performance, partially offset by the impact of foreign currency exchange and lower volume/mix globally in both paper and converted products.
•Industrial segment operating profit improved 48% to $82 million compared to the prior year quarter due primarily to strategic pricing actions partially offset by lower volume/mix. Segment operating profit margin improved to 12% in the third quarter of 2022 from 9% in the prior year quarter.
-more-

	Three Months Ended
All Other	October 2, 2022	October 3, 2021	Change

Net sales	$198	$181	10%
All Other operating profit	$15	$13	19%
All Other operating profit margin	8%	7%

•Net sales from All Other businesses increased 10% to $198 million from the prior-year quarter primarily from strong strategic pricing performance. Volume/mix was essentially flat as growth in the molded foam and temperature-assured businesses was offset by declines in the plastics businesses.
•Total operating profit for the All Other businesses improved by 19% from the prior year's third quarter due primarily from positive strategic pricing performance.

Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, LIFO adjustments, interest income and expense, income taxes, non-operating pension costs, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. See the reconciliation of segment operating profit to GAAP operating profit later in this release.

Balance Sheet and Cash Flow Highlights

•Cash and cash equivalents were $182 million as of October 2, 2022, compared to $171 million at December 31, 2021.
•Total debt (long-term, short-term and current portion) increased $1,529 million from December 31, 2021, primarily as a result of financing transactions used to fund the Metal Packaging acquisition in January 2022.
•At October 2, 2022, the Company had available liquidity of $647 million, including the undrawn availability under its global revolving credit facilities.
•Cash flow from operating activities for the first nine months of 2022 was $322 million, compared to $220 million in the same period of 2021, an increase of $102 million.
•Net capital expenditures for the first nine months of 2022 were $231 million, compared to $146 million in the same period last year.
•Free cash flow for the first nine months of 2022 was $91 million. See the Company's definition of free cash flow, explanation as to why it is used, and reconciliation to net cash provided by operating activities later in this release.
•The Company has continued to provide value to shareholders through cash dividends. Total year-to-date dividends paid increased to $139 million through October 2, 2022 compared to $135 million in the prior-year period.

Guidance(1)
Fourth Quarter 2022
•Base EPS(2) for Q4 2022: $1.20 to $1.30

Full Year 2022
•Base EPS(2): $6.40 to $6.50
•Cash flow from operating activities: $565 to $615 million
•Free cash flow(3): $265 million to $315 million
(1) Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the future performance of the overall economy, continued effects of the pandemic on global supply chains, and potential changes in raw material prices, other costs, and the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially. Further information can be found in the Forward-looking Statements in this release.

-more-

(2) Fourth quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

(3) See reconciliation of cash flow from operating activities to projected free cash flow later in this release.

Commenting on the Company's outlook, Coker said, "As a result of the strong quarter and our fourth quarter outlook, we are again increasing our full year 2022 base earnings guidance. At the midpoint, our full year earnings guidance now represents growth of 63% from 2021. While the macroeconomic environment remains very dynamic, we continue to operate well and gain momentum from our strategic initiatives. We believe the combination of our improved and simplified portfolio and our talented team provides a strong foundation to support our global customers and create value for our shareholders for the balance of 2022 and beyond."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 8:30 a.m. ET Tuesday, November 1, 2022. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at https://investor.sonoco.com. To listen via telephone, please register in advance at https://edge.media-server.com/mmc/p/q2qjzqm6. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website for at least 30 days.

Contact Information:
Lisa Weeks
Vice President of Investor Relations & Communications
lisa.weeks@sonoco.com
843-383-7524
-more-

Sonoco Reports Third Quarter 2022 Results - Page 5
About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of packaging products. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations around the world, serving some of the world’s best-known brands. With our corporate purpose of Better Packaging. Better Life., Sonoco is committed to creating sustainable products, and a better world, for our customers, employees and communities. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth consecutive year. For more information on the Company, visit our website at www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also "forward-looking statements." Words such as "anticipate," "assume," "believe," "committed," "consider," "could," "estimate," "expect," "forecast," "future," "goal," "guidance," "intend," "may," "might," "objective," "opportunity," "outlook," "plan," "potential," "project," "should," "strategy," "target," "will," "would," or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements in this communication include statements regarding, but not limited to: the Company’s future operating and financial performance, including fourth quarter and full-year 2022 outlook; expected benefits from and integration of the Metal Packaging acquisition and the strategic advantages and synergy, technology and process opportunities related thereto; the effects of ongoing and anticipated restructuring and portfolio management activities; the expected results of the conversion of the Company’s Hartsville paper machine; efforts to simplify the Company’s structure; efforts to recover higher costs and stay ahead of the price/cost curve; the effects of the COVID-19 coronavirus on the Company’s business, operations, people, supply chains and financial condition; inflation; outcomes of certain tax issues and tax rates; the return of cash to shareholders; and creation of long-term value and returns for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation, those related to: the Company’s ability to achieve the benefits it expects from acquisitions, including the Metal Packaging acquisition; the Company’s ability to execute on its strategy, including with respect to acquisitions, cost management, restructuring and capital expenditures, and achieve the benefits it expects therefrom; the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these pricing risks; the effects of the COVID-19 pandemic on the Company’s results of operations, financial condition, value of assets, liquidity, prospects and growth, and on the industries in which it operates and that it serves; the costs of labor; the effects of inflation and fluctuations in consumer demand on the Company and the industries in which it operates and that it serves; the Company’s ability to meet its goals relating to sustainability and reduction of greenhouse gas emissions; the Company’s ability to return cash to shareholders and create long-term value; and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
-more-

Sonoco Reports Third Quarter 2022 Results - Page 6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

Net sales	$1,890,216	$1,415,193	$5,574,530	$4,151,251
Cost of sales	1,523,070	1,157,462	4,448,818	3,352,966
Gross profit	367,146	257,731	1,125,712	798,285
Selling, general and administrative expenses	164,552	130,580	533,875	404,617
Restructuring/Asset impairment charges	20,652	3,488	43,357	8,889
Gain/(Loss) on divestiture of business	—	2,849	—	(2,667)
Operating profit	181,942	126,512	548,480	382,112
Non-operating pension cost	1,249	525	4,251	562,818
Net interest expense	25,566	14,219	67,792	46,744
Loss from the early extinguishment of debt	—	—	—	20,184
Income/(Loss) before income taxes	155,127	111,768	476,437	(247,634)
Provision for/(Benefit from) income taxes	36,824	2,564	116,712	(91,542)
Income/(Loss) before equity in earnings of affiliates	118,303	109,204	359,725	(156,092)
Equity in earnings of affiliates, net of tax	4,199	2,351	10,151	5,701
Net income/(loss)	122,502	111,555	369,876	(150,391)
Net (income)/loss attributable to noncontrolling interests	(273)	(415)	(642)	(243)
Net income/(loss) attributable to Sonoco	$122,229	$111,140	$369,234	$(150,634)

Weighted average common shares outstanding – diluted	98,762	99,425	98,669	100,039

Diluted earnings/(loss) per common share	$1.24	$1.12	$3.74	$(1.51)
Dividends per common share	$0.49	$0.45	$1.43	$1.35

-more-

Sonoco Reports Third Quarter 2022 Results - Page 7

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net sales
Consumer Packaging	$1,030,549	$598,969	$2,888,630	$1,779,525
Industrial Paper Packaging	661,452	635,230	2,087,981	1,809,159
All Other	198,215	180,994	597,919	562,567
Consolidated	$1,890,216	$1,415,193	$5,574,530	$4,151,251

Operating profit:
Consumer Packaging	$127,859	$66,341	$440,889	$212,997
Industrial Paper Packaging	81,859	55,451	248,721	167,568
All Other	15,373	12,895	46,426	47,259
Segment operating profit	225,091	134,687	736,036	427,824
Restructuring/Asset impairment charges	(20,652)	(3,488)	(43,357)	(8,889)
Amortization of acquisition intangibles	(20,690)	(12,257)	(60,361)	(37,117)
Other non-base (charges)/income, net	(1,807)	7,570	(83,838)	294
Operating profit	$181,942	$126,512	$548,480	$382,112

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	October 2, 2022	October 3, 2021

Net income/(loss)	$369,876	$(150,391)
Asset impairment charges/losses on disposition of assets and divestiture of a business	13,679	3,781
Depreciation, depletion and amortization	231,095	185,541
Pension and postretirement plan (contributions), net of non-cash expense	(26,597)	418,060
Changes in working capital	(317,010)	(74,572)
Changes in tax accounts	42,748	(173,112)
Other operating activity	8,264	10,771
Net cash provided by operating activities	$322,055	$220,078

Purchase of property, plant and equipment, net	(230,732)	(146,056)
Proceeds from divestiture of business	—	91,569
Cost of acquisitions, net of cash acquired	(1,337,704)	(3,155)
Net debt borrowings/(repayments)	1,445,194	(242,456)
Excess cash costs of early extinguishment of debt	—	(20,111)
Cash dividends paid	(139,289)	(134,648)
Payments made to repurchase shares	(4,056)	(159,654)
Other, including effects of exchange rates on cash	(44,208)	(10,403)

Net increase/(decrease) in cash and cash equivalents	$11,260	$(404,836)
Cash and cash equivalents at beginning of period	170,978	564,848
Cash and cash equivalents at end of period	$182,238	$160,012

-more-

Sonoco Reports Third Quarter 2022 Results - Page 8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	October 2, 2022*	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$182,238	$170,978
Trade accounts receivable, net of allowances	972,874	755,609
Other receivables	113,206	95,943
Inventories	1,016,138	562,113
Prepaid expenses	126,864	74,034
	$2,411,320	$1,658,677
Property, plant and equipment, net	1,627,283	1,297,500
Right of use asset-operating leases	296,838	268,390
Goodwill	1,641,948	1,324,501
Other intangible assets, net	709,723	278,143
Other assets	288,534	246,024
	$6,975,646	$5,073,235
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,301,941	$1,102,662
Notes payable and current portion of long-term debt	416,929	411,557
Income taxes payable	36,602	11,544
	$1,755,472	$1,525,763
Long-term debt, net of current portion	2,723,101	1,199,106
Noncurrent operating lease liabilities	253,466	234,167
Pension and other postretirement benefits	152,118	158,265
Deferred income taxes and other	156,408	106,393
Total equity	1,935,081	1,849,541
	$6,975,646	$5,073,235
*Includes preliminary purchase price accounting estimates related to the Metal Packaging acquisition that are subject to change

-more-

Sonoco Reports Third Quarter 2022 Results - Page 9

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles ("GAAP") are referred to as "as reported" or "GAAP" results. The Company uses certain financial performance measures, both internally and externally, that are not in conformity with GAAP ("non-GAAP financial measures") to assess and communicate the financial performance of the Company. These non-GAAP financial measures reflect the Company’s GAAP operating results adjusted to remove amounts (including the associated tax effects) relating to:
•restructuring initiatives(1);
•asset impairment charges;
•acquisition/divestiture-related costs;
•gains or losses from the divestiture of businesses;
•losses from the early extinguishment of debt;
•non-operating pension costs;
•amortization expense on acquisition intangibles;
•changes in LIFO inventory reserves;
•certain income tax events and adjustments; and
•other items, if any.
(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
The adjusted non-GAAP results are identified using the term "base," for example, "base operating profit," "base net income," and "base EPS." The Company's management believes the exclusion of these items improves the period-to-period comparability and analysis of the underlying financial performance of the business. As previously disclosed, the Company modified its definition of base results to include adjustments for amortization-related expense on acquisition intangibles starting in 2022. Prior period results have been restated to conform to this presentation.
The Company uses the non-GAAP financial measure of "segment operating profit" which is synonymous with "base operating profit" to describe operating profit at a segment level. The Company believes this presentation improves comparability and analysis of segment and results.
The Company also uses the non-GAAP financial measure of "free cash flow," which it defines as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from/costs incurred in the disposition of capital assets. Free cash flow may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations.
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances.
Sonoco presents these non-GAAP financial measures to provide users with information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures.

Sonoco Reports Third Quarter 2022 Results - Page 10
Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the performance of each business unit and the performance of its executive officers. In addition, these same non-GAAP measures are used in determining incentive compensation for the Company's management team and in providing earnings guidance to the investing community.
Whenever Sonoco uses a non-GAAP financial measure, except with respect to base EPS guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations. See "Guidance" above for more information regarding the Company's guidance.

-more-

Sonoco Reports Third Quarter 2022 Results - Page 11

	For the three months ended October 2, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related	Other Adjustments	Base
Operating profit	$181,942	$20,652	$20,690	$2,022	$(215)	$225,091
Non-operating pension costs	1,249	—	—	—	(1,249)	—
Interest expense, net	25,566	—	—	—	—	25,566
Income before income taxes	155,127	20,652	20,690	2,022	1,034	199,525
Provision for income taxes	36,824	4,862	4,938	765	(1,297)	46,092
Income before equity in earnings of affiliates	118,303	15,790	15,752	1,257	2,331	153,433
Equity in earnings of affiliates, net of tax	4,199	—	—	—	—	4,199
Net income	122,502	15,790	15,752	1,257	2,331	157,632
Net (income)/loss attributable to noncontrolling interests	(273)	186	—	—	—	(87)
Net income attributable to Sonoco	122,229	15,976	15,752	1,257	2,331	157,545
Per diluted common share*	$1.24	$0.16	$0.16	$0.01	$0.02	$1.60
*Due to rounding individual items may not sum across
(1) In the third quarter of 2022, the Company recognized net restructuring and asset impairment charges related to severance, asset write-offs and other restructuring activities of approximately $9,250, $3,300, and $8,100 respectively.
(2) Beginning in 2022, the Company redefined base results to exclude amortization of intangible assets related to acquisitions.

	For the three months ended October 3, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related	Other Adjustments(3)	Base
Operating profit	$126,512	$3,488	$12,257	$1,015	$(8,585)	$134,687
Non-operating pension costs	525	—	—	—	(525)	—
Interest expense, net	14,219	—	—	—	—	14,219
Income/(Loss) before income taxes	111,768	3,488	12,257	1,015	(8,060)	120,468
Provision for income taxes	2,564	312	3,036	190	16,493	22,595
Income/(Loss) before equity in earnings of affiliates	109,204	3,176	9,221	825	(24,553)	97,873
Equity in earnings of affiliates, net of tax	2,351	—	—	—	—	2,351
Net income/(loss)	111,555	3,176	9,221	825	(24,553)	100,224
Net (income) attributable to noncontrolling interests	(415)	—	—	—	—	(415)
Net income/(loss) attributable to Sonoco	$111,140	$3,176	$9,221	$825	$(24,553)	$99,809
Per diluted common share*	$1.12	$0.03	$0.09	$0.01	$(0.25)	$1.00
*Due to rounding individual items may not sum across
(1) In the third quarter of 2021, the Company recognized net restructuring and asset impairment charges, mostly related to severance and asset write-offs, totaling approximately $6,300. These were partially offset by gains totaling approximately $2,800 that related to the sale of previously closed facilities in the Company's tubes and cores business.

(2) Beginning in 2022, the Company redefined base results to exclude amortization of intangible assets related to acquisitions.

(3) Other adjustments to operating profit include a gain of approximately $2,800 on the final purchase price adjustment for the Company's divestiture of its U. S. display and packaging business, mark-to-market gains of approximately $2,800 related to certain derivatives, and life insurance gains of approximately $2,100. These gains were partially offset by non-operating pension costs. In addition to these pre-tax operating profit adjustments, the Company recognized a $30,000 tax benefit related to its amended 2017 U.S. income tax return, partially offset by an increase of approximately $6,500 in the valuation allowance on deferred tax assets related to the future use of foreign tax credits and $6,500 of Canadian withholding tax expense related to cash repatriation activities.

-more-

Sonoco Reports Third Quarter 2022 Results - Page 12

	Nine Months Ended
FREE CASH FLOW	October 2, 2022	October 3, 2021*

Net cash provided by operating activities	$322,055	$220,078
Purchase of property, plant and equipment, net	(230,732)	(146,056)
Free Cash Flow	$91,323	$74,022

*Excluding the $133 million pension contributions made to fund the Sonoco Pension Plan for Inactive Participants in advance of the pension liability settlements, free cash flow would have been $207 million.

	Year Ended
	Estimated Low End	Estimated High End
FREE CASH FLOW	December 31, 2022	December 31, 2022
Net cash provided by operating activities	$565,000	$615,000
Purchase of property, plant and equipment, net	(300,000)	(300,000)
Free Cash Flow	$265,000	$315,000

###